EXHIBIT 99.1


RADNET, INCORPORATED
THIRD QUARTER 2007 EARNINGS CONFERENCE CALL
NOVEMBER 15, 2007

OPERATOR: Please stand by; we're about to begin. Good day, ladies and gentlemen. Welcome to the RadNet, Incorporated Third Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

                  I would like to remind everyone that today's conference is being recorded and would now like to turn the conference over to Mr. John Mills of ICR. Please go ahead, sir.

JOHN MILLS: Great, thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's third quarter 2007 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice-President and Chief Financial Officer of RadNet.

                  Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Security Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed upon them. For more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10-K for the 12-month period ended October 31st, 2006, 10-KT for the two-month transition period ended December 31st, 2006, and 10-Qs for the three-month period ended December, excuse me, ended March 31st, 2007, June 30th, 2007, and September 30th, 2007, filed with the SEC.

                  And with that, I'd like to turn the call over to Dr. Howard Berger. Go ahead, Howard.

DR. HOWARD BERGER: Thank you, John. Good morning, everyone, and thank you for joining us today. On today's call, Mark Stolper and I plan to provide a brief overview of RadNet's business, the industry in which we operate, highlights from our third quarter 2007 results, more detail on the acquisition of the Papastavros Imaging announced yesterday, and some insight into our future growth opportunities. After our prepared remarks, we will open the call for your questions. I'd like to thank you all for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

                  I'd like to start off today's call by saying that today marks the one-year anniversary of our acquisition of Radiologix, which was a transforming event in numerous respects for our Company. A couple of days ago, Mark Stolper and I were reflecting on all that our Company has accomplished in these last 12 months. It was a proud moment as we began to list some of these accomplishments, which include among other things, substantial overachievement of our own 2007 projections of revenue and EBITDA which we released upon announcing the Radiologic transaction last year; the securing of $11 million of cost savings from integrating Radiologix into RadNet; the merging of two diverse corporate cultures into a unified and cohesive Company; the establishing of strong and deep relationships with the Radiologix physician group partners; the acquisition of Borg Imaging, our then largest competitor in our Rochester market; the acquisition of Rockville Open MRI in Maryland; the acquisition of three centers in Victorville, California; the creation of RadNet Managed Imaging Services with a 20-center management contract; the successful divestiture of non-core markets in Minnesota and Colorado; the raising of an incremental $35 million as part of our existing credit facilities, which was completed in one of the most challenging debt markets in recent history; and the announcement of the acquisition of Papastavros Imaging, which I will discuss in more detail a little bit later.

                  I list these items not to brag, but to demonstrate our passion for our business and industry and our ongoing afterdrive (sp?) to improve our Company and create shareholder value. I remain the largest shareholder of this Company. As such, I can assure everyone on this call that my management team and I strive on a daily basis towards making this Company a better one. It is my ultimate and humbling goal to have a hand in changing the landscape of the Imaging Industry for years to come, and I think we are positioned to achieve this.

                  I also list these 12-month achievements to mention that none of this would have been possible without the support and encouragement of numerous people who today surround our Company. This includes, among others, my senior management team, our approximately 4,000 other employees, our physician partners, General Electric, several distinguished equity research analysts, a select group of investment banking firms, and finally, our shareholders and credit investors. Many of these individuals have stuck with this Company through both good and challenging times. Businesses are about people and relationships, and I feel fortunate that as I sit here today, I believe that we have the people supporting RadNet who can help us take this business to a new level with respect to our size and relevance. Thank you all for enabling our last 12 months of achievement.

                  With that said, we are here today to focus on this quarter's performance and perhaps more importantly, the future of our Company. We began hosting these earnings conference calls two quarters ago after our first completed quarter since the acquisition of Radiologix. That acquisition was a transforming event for our Company, both in the sense of our establishing a multi-state footprint, as well as providing us with a capital structure that affords us the liquidity we require for further expansion. One of these themes we will discuss throughout this call is our belief that we as a Company and the Imaging Industry as a whole can benefit from further consolidation. We believe transactions like the one we announced yesterday for the Papastavros Imaging drive efficiency and will ultimately lead to an industry that is more healthy than it is today. We also hope this morning to demonstrate this to you when we review our performance for the quarter and the nine-month period of 2007. We intend to communicate to you why we believe this is an attractive industry in which to operate and one that should be an exciting area for equity and debt investors alike.

                  By way of background for some of you who might be newer to our story, RadNet is a leading owner and operator of free-standing diagnostic imaging centers. We operate 143 outpatient centers, 141 of which are in California, Maryland, New York, and Florida. The Papastavros transaction will add 12 facilities in Delaware. We've built this business over several decades and fine-tuned many of our skills in California, the state in which we began. We have a multi-modality approach, which means that the vast majority of our centers provide a combination of imaging exams from some of the more routine studies such as x-ray, ultrasound, and mammography, to the more advanced tests such as MRI, CT, and PET/CT scanning. Our growth strategy is focused on building regionally concentrated networks of centers. We believe that there exist strong advantages to operating regional clusters, which include efficiencies in management, a lower cost structure, and greater contrasting leverage with our payers, the majority of whom are insurance companies. Furthermore, we contract with a limited number of established professional radiology groups who provide all the interpretive services within our centers. Many of these groups have national reputations and have been fixtures in their communities for decades. It is our goal to be the most significant high-quality provider of outpatient imaging in all of the markets in which we operate.

                  As with virtually all areas of healthcare in the United States, reimbursement plays a role in shaping our industry. As many of you are aware, the Deficit Reduction Act, which went into effect on January first of this year, resulted in for the most part lower reimbursement for Medicare as it relates to MRI, CT, and PET/CT exams. We discussed this in detail on our first quarter conference call. On that earnings conference call, I shared my somewhat controversial views about the DRA being beneficial to both the long-term prospects of our industry and more specifically, to our Company's future. Our sector of healthcare is one of the last major areas within healthcare to remain a cottage and highly-fragmented industry. Other sectors of healthcare services have experienced the benefits of consolidation, including cost efficiencies, convenience for patients, more organized integration of regional and national networks, and improved consistency of patient care. RadNet's performance this quarter, which Mark will highlight shortly, demonstrates our ability to navigate effectively in a challenged reimbursement environment such as the one created by the Deficit Reduction Act. We have capitalized on favorable trends from the DRA, including little to no competition in our markets, decreased capital spending of our competition, and the existence of attractive, accretive consolidation opportunities.

                  Recently in addition to the DRA, there have been two proposed reimbursement changes that are contemplated. The first relates to Medicare's 2008 proposal for the Hospital Outpatient Prospective Payment System, or HOPPS. The proposal would increase payment rates for Medicare MRI and CT modalities but then bundle the cost of contrast media into these payments. The effect would likely be a net decrease to reimbursement for these modalities. Additionally, Medicare has proposed approximately a 10% fee cut on the physician fee schedule, one that was legislated a number of years ago. But historically, this cut has been reversed in Congress and deferred to the subsequent year. Although we have no specific information about this cut, it is widely believed that it will again be reversed by Congress.

                  The second reimbursement proposal is part of the reauthorization of the State Children's Health Insurance Program, or SCHIP, changes to Medicare diagnostic imaging reimbursement, a part of the SCHIP bill approved by the House of Representatives. The Senate its own version of SCHIP which did not include any reimbursement cuts for imaging. President Bush vetoed the SCHIP bill, and there is no further clarity as to if or when a new SCHIP bill will be proposed and what its intended effect might be on diagnostic imaging.

                  Regardless of the speculative nature of these proposals, like we have accomplished with DRA, we are prepared to absorb any potential impact and capitalize on further consolidation and growth opportunities that could result from their implementation. Our scale, flexible capital structure, lower operating costs, and most importantly, our experienced management team uniquely position us to capitalize on opportunities resulting from the distress these proposed changes might cause to less attractively positioned operators. Our operational acumen and expertise stems from having built our business in California. California has historically been one of the most competitive imaging markets, and we have endured because of this competitive landscape and unusually high penetration of managed care, some of the lowest reimbursement rates in the country. We believe that the experience of building our business in California has allowed us to hone the necessary skills to be effective on a national scale in a similarly uncertain reimbursement climate. Regardless of reimbursement, in the long run we believe our industry will benefit from fewer, more efficient operators.

                                    On our last earnings call, I discussed some
very positive trends from which
the Company stands to benefit in the future. There has been a heightened awareness with respect to some of the abuses that have occurred in our industry for some time, specifically what we call physician self-referral and block leasing arrangements. We continue to see movements by private payors, state medical boards, and CMS to either prohibit reimbursement in these settings, or in some cases such as in Maryland, make physician self-referral an infraction that could result in a doctor losing his or her medical license. We believe these abuses should be curtailed or contained in the future, which could benefit our Company substantially.

                  At this time, I'd like to turn the call over to Mark Stolper, our Executive Vice-President and Chief Financial Officer, to discuss some of the highlights of our third quarter performance. When he is finished, I will conclude our prepared remarks with some discussion about some of the recent initiatives we have launched, including the Papastavros acquisition we announced yesterday, and how industry dynamics might present opportunities for RadNet in the near future.

MARK STOLPER: Thank you, Howard, and thank you all for participating in our third quarter conference call. I'm now going to briefly review our third quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insight into some of the metrics that drove our third quarter performance.

                  In my discussion, I will use the term EBITDA, which is a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments, and non-cash equity compensation. EBITDA includes equity earnings and unconsolidated operations and subtracts minority interest and subsidiaries, and is adjusted for non-cash extraordinary and one-time events taken place during the period.

                  For the third quarter of fiscal 2007, RadNet reported revenue of $110.2 million. Revenue increased 6.3% from $103.7 million, which would have been the third quarter revenues of the same period of 2006 if the RadNet/Radiologix combination had occurred prior to July 1, 2006. In this third fiscal quarter of 2007, we reported EBITDA of $22.4 million. EBITDA increased 12.7% from $19.9 million over the same pro forma period of 2006. It's important to note that revenue and EBITDA for the third quarter of 2007 is reflective of the full impact of the Deficit Reduction Act Medicare reimbursement cuts, whereas 2006 pro forma results to which I am comparing them, do not include these reimbursement cuts. Also, we did not publicly quantify the negative impact of the DRA on this third quarter, although we did previously release on July 7, 2006, our estimated impact for the entire year of 2007 of the DRA and the contiguous body part scanning cut of between $16 and $17 million. We remain comfortable with that 2007 full-year estimate.

                  I mention the DRA to highlight the following points: When compared with 2006, a period not subject to the DRA, our 2007 results of increased revenue and EBITDA illustrate that we have substantially improved operating performance. This has been achieved through increasing scan volumes at our centers and lowering operating costs. You should also note that this third quarter had one less business day as compared to the third quarter of 2006 and the second quarter of 2007. Based upon an annualized revenue number for RadNet of approximately $440 million, we estimate that our revenue would have been approximately $1.7 million higher for this quarter with the extra workday. Additionally because the vast majority of our costs are fixed, this incremental $1.7 million of revenue would have likely resulted in more than $1 million of additional EBITDA in the quarter.

                  Furthermore, the summer months tend to be slower months for us and for healthcare companies in general. Recognizing these factors working against us during the quarter makes us even more pleased with this quarter's performance. You should also note this quarter contained only one month of the contribution of the Victorville, California, acquisition and one month of management fees from RadNet Managed Imaging Services management business and excluded those acquisitions and initiatives completed subsequent to the third quarter, including our acquisition of Liberty Pacific in Encino, California, the launching of our digital mammography initiative which Dr. Berger will discuss in detail later on this call, and yesterday's announcement of the Papastavros acquisition expected to close in December.

                  On a same-store sales basis, which excludes Borg Imaging in Rochester, which we acquired on July 2, 2007, and Value Radiology in Victorville, California, which we acquired on September 1, 2007, revenue and EBITDA for the third quarter of 2007 increased 1.9% and 4.9%, respectively, over the 2006 pro forma quarter. Overall, we performed 671,608 total procedures in the third quarter of 2007 as compared to 622,083 total procedures in the same pro forma period of 2006. This is an overall increase of 8%.

                  On this same quarter-over-quarter prior year's pro forma quarter basis, MRI procedures increased 6.4%, CT procedures increased 5.0%, PET/CT procedures increased 13.8%, and routine imaging procedures, this includes x-ray, ultrasound, mammography, and all other exams, increased 8.5%. On a same-store sales basis, which again excludes the Borg Imaging operations and Value Radiology in Victorville, California, MRI procedures increased 3.3%, CT procedures increased 0.8%, PET/CT procedures increased 13.8%, and routine imaging procedures, again, this includes x-ray, ultrasound, mammography, and all other exams, increased 4.4%. We attribute this growth in procedures to our strong relationships with our referring community, our expertise in network contracting and capitation, and effective center level marketing.

                  Net loss for the third quarter was $2.0 million, or negative $0.06 per share, compared to a net loss of $2.5 million, or negative $0.12 per share reported in the same period last year. Affecting the third quarter net income were certain non-cash expenses and one-time non-recurring items including the following: 281,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; 785,000 of retention expense to key Radiologix employees for certain retention agreements entered into at the closing of the Radiologix acquisition; 125,000 of payments related to settling an employee-related dispute and severance associated with the termination of certain employees relating to achieving the previously-announced cost savings during the Radiologix integration; 498,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006 in connection with the Radiologix acquisition and the incremental $35 million term loan and revolving credit facility arranged in August 2007; and $712,000 of non-cash loss on the fair market of interest rate hedges related to the Company's credit facilities.

                  With regards to some specific income statement accounts, interest expense for the quarter was approximately $11.7 million. This was negatively impacted by $498,000 of non-cash amortization of financing fees and 712,000 from a non-cash loss related to the mark-to-market of an interest rate hedge, both of which I touched upon earlier.

                  Bad debt expense increased as a percentage of our net revenue because of the addition of Radiologix. As we discussed on last quarter's conference call, the bad debt percentage of our Radiologix subsidiary is higher than the rest of RadNet because it performs on behalf of its physician partners' substantial billings from hospital operations for which it receives a management fee. Hospital settings regularly have bad debt expense that far exceeds that of freestanding imaging centers. It is important to note that the bad debt percentage of Radiologix and RadNet, excluding Radiologix, did not change material as compared with itself over the same period last year.

                  With regards to our balance sheet, as of September 30th, 2007, we had $410.9 million of net debt, net of approximately $6.9 million of cash, and we were undrawn on our $55 million revolving line of credit. Since June 30th, 2007 receivables increased approximately $14 million, resulting from increased business, the credentialing of new physician staff in several of our northern California facilities and recently acquired centers, and a transition of our California operations to our MD-4 common billing platform. We have working capital of 48, excuse me, $40.8 million at September 30th, 2007, compared to $31.2 million at December 31st, 2006.

                  During the quarter, we entered into capital leases of $8.6 million and repaid $3.4 million of notes and leases payable. We had cash capital expenditures of $7.4 million during the quarter. During the first nine months of this year, we entered into capital leases of $16.9 million and repaid $7.2 million of notes and leases payable. We had cash capital expenditures of $19.4 million during the first nine months of this year. In August, GE arranged for us an incremental $35 million as part of our existing credit facilities. The incremental credit facility consisted of an additional $25 million as part of our first lean term loan and $10 million of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisition of Valley Radiology in Victorville, California and will fund the acquisition of Papastavros Imaging, scheduled to close in December, as well as funding general working capital purposes.

                  We believe that our current capital structure provides us significant financial flexibility and access to capital to effectively execute our growth plans. Furthermore, given our financial performance, we strongly believe that we will be able to refinance our credit facilities at a lower cost sometime in the future when the debt markets improve.

                  I'd now like to turn the call back to Dr. Berger, who will talk about some of the recent initiatives we have launched and how current industry dynamics might present opportunities for RadNet in the future.

DR. HOWARD BERGER: Thank you, Mark. I will reiterate today what I touched on during the last conference call by saying that I cannot remember a time in which I have been more excited about the future growth prospects and the opportunities that I believe lie ahead for our Company.

                  Yesterday we announced the acquisition of Papastavros Imaging, which I believe to be a very important transaction. Papastavros is a longstanding, entrenched, multi-modality diagnostic imaging provider, excuse me, located throughout Delaware. Papastavros has been a fixture in the Delaware healthcare delivery system since its founding in 1958 and has a reputation for providing high quality care to its patients and to Delaware's referring physician community. This acquisition is the first transaction since our acquisition of Radiologix last November that takes us into a new market. Papastavros contributes to RadNet a platform to expand and consolidate within Delaware and its neighboring mid-Atlantic regions.

                  This acquisition fits our criteria in a number of respects. First, this acquisition allows us to enter a new market with relevant size. Second, Papastavros' 12 facilities are staffed by physicians who compose a cohesive radiology group, the Papastavros Associates Medical Group. RadNet and the Papastavros Associates Medical Group have joined together as partners to increase the scale and performance of this practice. This relationship is similar to that which we enjoy with the other large radiology groups with whom we partner in our other core markets. Third, Papastavros is a multi-modality provider, which we believe is essential to our continued success. And finally, this transaction transforms our leading position in Maryland into a broader presence into the greater mid-Atlantic region, further diversifying our revenue base and bringing us new and exciting opportunities for the future.

                  Several weeks ago we announced our digital mammography initiative in Maryland, whereby we will be replacing all throughout the coming months approximately 30 analog mammography systems with digital systems. We expect to have these systems operational by the end of the first quarter of 2008. The aggregate cost of this investment will be 10 to $12 million. Currently, RadNet performs approximately 225,000 mammograms per year in our Maryland market, with between 40 to $50 of average incremental reimbursement per scan for a digital mammography and assuming some very modest volume increases from greater throughput and tapping into our backlog of patients who want their exams sooner, we are anticipating incremental revenue of over $15 million in 2007, which should contribute between 6 to $8 million in annualized EBITDA. Furthermore, we anticipate that the transition to digital mammography, which has been embraced by our physician partners in Maryland, will provide patients and referring physicians with better results and service. A further benefit to digital mammography is the cost savings associated with eliminating x-ray film and the reduction of expenses related to the analog film storage, retrieval and handling.

                  Our commitment to digital mammography also highlights the benefits of our multi-modality approach, which positions us as a full-spectrum provider of women's health imaging. The growth of our mammography practice has historically been supported by related procedures, including breast MRI, ultrasound, PET/CT, bone densitometry and biopsies. It should also be realized that digital mammography represents the final commitment to fully digitized, all the services that we provide for imaging, not only in Maryland, but throughout all of our core markets, which will result in significant improvement in efficiency and cost reductions, and which we hope to complete by the end of 2008.

                  During the quarter, we made further progress in focusing on our core markets by exiting RadNet's non-core markets in Colorado. Like we did with our lone Minnesota facility, which we divested in the second quarter, we sold our Colorado assets to a local operator. Disregarding the Papastavros acquisition anticipated to close in December, we currently have only two facilities of the 143 centers in total outside of our core markets of California, Maryland, New York and Florida. Both of these facilities are in the state of Kansas.

                  Also in the quarter we entered the market for 64-slice PET/CT scanning through the installation of our first system in Orange, California. Our second system will be installed shortly in Encino, California within a center that we purchased in October called Liberty Pacific. We've entered this business in conjunction with prominent cardiology groups with whom we are building the capabilities of servicing the expanding indications for cardiovascular and cardiac imaging. This is cutting edge technology in medicine whose applications we believe will continue to grow into the future. Although 64-slice scanning remains a very small part of what we do, it brings me to the final point that I would like to make this morning.

                  Despite historical cycles of reimbursement, the prevalence of competition and other characteristics of our business that have given investors pause in the past, one thing has remained true throughout my 30 plus years in imaging, and that is the imaging industry continues to grow in size every year. Technology like 64-slice scanning, for example, continues to drive new applications for imaging. There is greater physician and consumer awareness for what we do than ever before. Early detection and intervention in the disease process and preventative medicine are things that are pervasive in all areas of medicine. These trends will continue and so will the importance of imaging in our healthcare delivery system.

                  With the momentum we have created in the last 12 months, we plan to grow aggressively in the future in a systematic and disciplined manner. We are proud of what we have accomplished since our acquisition of Radiologix one short year ago. Despite our strong recent financial performance, many of the initiatives we have announced in the last 90 days are just beginning to have financial and operational impact on our Company. These and other projects which we hope to be able to share with you in the coming months, will serve as a springboard for RadNet's future, a future that we hope will bring great change, not only for our Company, but perhaps to the entire outpatient imaging industry itself.

                  Operator, we are now ready for question and answer portion of the call.

OPERATOR: Thank you. Today's question and answer session will be held electronically. If you would like to ask a question please press the star key, followed by the digit one on your touchtone telephone. Also, if you are on speaker phone please deactivate any mute function before signaling to be sure the signal will reach our equipment. Once again, that's star, one for questions. And we'll pause for a moment to assemble our queue.

                  And we'll take our first question from Arthur Henderson with Jefferies Company. Please go ahead.

ARTHUR HENDERSON: Hi. Good morning. Howard, first question for you. The mid-Atlantic is obviously a hotbed of activity for you, not only from an acquisition standpoint, but from some of the initiatives that you guys are doing internally. Is there anything specific about that market that's really attractive to you? Or is it just, this just happens to be the area where things are kind of opening up?

DR. HOWARD BERGER: Well, I think it's attractive, Art, for a couple of reasons. Number one, it is an area where we have a very dominant position already within that state, and in particular as distinguished from some of our other markets, we also have very substantial partnership relationships with a number of the hospital systems in Maryland, and in fact, several of those partners we're currently engaged in discussions with to help reshape and grow those partnerships, both within the existing framework and potentially expand into new opportunities that they would like us to participate with them.

                  Secondly, Maryland has a favorable statute, as we referred to in the, earlier in this conference call and in prior calls, about prohibition on self-referral for physicians, which makes it, I think, a better climate for us to see changes in what has been abuses that have been experienced throughout the imaging sector for the last several years. And thirdly, and perhaps most importantly, it is where we enjoy an outstanding relationship with our current two physician groups, one called Advance, the other called Community. Between those two groups there are over 120 radiologists that currently provide their services to the RadNet facilities and who enjoy substantial national reputations and extremely diverse and multi-specialty talents. So, it's a very fertile ground for us. We think that there's other potential opportunities in that market for further consolidation, and perhaps establishing more readily than any other state that we operate in, the opportunity to consolidate and be the dominant player, which could ultimately provide some benefit in terms of leverage for improved reimbursement from some of the payors.

ARTHUR HENDERSON: Okay. That's very helpful. Sticking on sort of the digital mammography initiatives, are pretty much all of your other locations, now that you've gotten Maryland done, are there any other opportunities to upgrade from analog to digital?

DR. HOWARD BERGER: Actually, we began that process in other markets and had already begun some initial digital mammography, Art, earlier in 2007. For example, the Borg acquisition afforded us already to have digital mammography as part of their practice, and by the end of this year the IDE practice, which was the existing Radiologix core group in Rochester, will have completely transitioned to digital mammography. Similarly, in northern California we have begun the transition of the 20 or so Radiologix centers, none of which had digital mammography and will, by the first quarter of next year, also be fully digital.

                  RadNet itself, prior to the acquisition of Radiologix, was about halfway through its digitization of mammography and which is continuing and will be part of the final push to make all of the centers digital by the end of 2008. So, perhaps that's a longwinded answer to say, yes, there is substantial other digital opportunities in mammography that we are pursuing that did not exist when we first initiated the acquisition of Radiologix in 2007, excuse me, 2006 of November of last year. But the goal for the whole Company is to be fully digital, and currently the Company performs over a half million mammograms a year, and perhaps growing at a faster rate than any other single modality, which should be further amplified by the capacity that we will improve at all of our centers through the digitization process.

ARTHUR HENDERSON. Okay, great. And then one last question and I'll jump back in the queue. Mark, could you go over the, what the digital mammography contribution will be to revenue and EBITDA again? I wanted to make sure I had those numbers right. And would there be a spike in cap ex that we should expect in the fourth quarter related to the purchases of that equipment? Thanks very much and nice quarter.

MARK STOLPER: Sure, Art. The, we're projecting about $15 million of additional revenue and that will be in 2008; I think Howard misspoke and said 2007. So, in 2008, when we've gotten these systems replaced, we're projecting about $15 million, which is simply taking the 225,000 or so digital mammography scans that we're currently doing in Maryland, giving that a very incremental multiplier of roughly about 10 to 15% of exams due to greater throughput, as well as given our backlogs that we have currently in that market, and multiplying that by the 40 to $50 per scan gets you to that $15 million number.

ARTHUR HENDERSON: Okay.

MARK STOLPER: A lot of that will fall to the bottom line because it's essentially, you know, essentially greater reimbursement same store sales, so there's not a lot of incremental costs associated with that.

ARTHUR HENDERSON. Okay. And then cap ex?

MARK STOLPER: So, we're, by the way, so we're projecting 6 to $8 million...

ARTHUR HENDERSON: Okay.

MARK STOLPER: Of additional EBITDA from that $15 million of revenue.

ARTHUR HENDERSON: Great.

DR. HOWARD BERGER: The cap ex on that, Art, will be somewhere between 10 and $12 million. Very little of that will be in the fourth quarter. The majority of it will hit in the first quarter of '08 and a very small amount in the very beginning of the second quarter of '08.

MARK STOLPER: And that is already built into our maintenance cap ex budget, which is, which will be, our total cap ex will be around $40 million on an annualized basis, a little north of there, and maintenance cap ex is roughly about half of that.

ARTHUR HENDERSON: Okay, great. That's very helpful. Thanks very much.

MARK STOLPER: Thanks.

OPERATOR: And we'll take our next question from Darren Lehrich with Deutsche Bank. Please go ahead.

DARREN LEHRICH: Thanks. Good morning, everyone. I guess just a few things here. I wanted to talk about the upgrades and all the new equipment that you're putting into the system. I guess I just want to understand if you expect there to be any significant offline time or revenue impact over the course of the next several quarters with all this activity? I just, you know, want to make sure we're thinking about that correctly.

DR. HOWARD BERGER: We don't believe that there's going to be any significant impact. It's almost inevitable that some of these upgrades will require a short period of downtime, and what I call short is something less than a week, so it may not be material to the overall performance. If something does require greater than a one-week period of time, we generally go ahead and provide interim mobile services for that, which would particularly fall into the category of the CT and MRI scanners. The transition to digital mammography is virtually providing another room where we install the mammography equipment and other than perhaps for some training of our technologists to do digital mammography, has no substantial downtime associated with it.

DARREN LEHRICH: Okay. That's great. And then, Mark, you gave us the procedure numbers. I guess just curious if your mix by both volume and revenue have changed much? I think, you know, we have a sort of starting point from the pro forma numbers with Radiologix by modality. Can you just update us on where we are with that information?

MARK STOLPER: Sure. I mean, it hasn't materially changed since the last time you've seen it, and Howard and I were discussing this the other day, that we're in the future going to provide more transparency in terms of not only the business mix in terms of the volume of the scans, but also the payor mix. So that's something that you can look forward to seeing in coming quarters.

DARREN LEHRICH: Okay. And, I know you said the mix hasn't changed much, but maybe just update us in the context of all the PET investments that we know about? How many PET units will you have by year end in 2007? And, you know, how much is that movement with regard to mix?

MARK STOLPER: Sure. We have about 20 PETs, or will have about 20 PETs in service at the end of 2007, and we're making a significant push in PET/CT scanning, so, you know, we would expect that that number would significantly go up in 2008, you know, potentially adding 10 or more PETs in 2008.

DARREN LEHRICH: Okay, that's great. And, I guess just a few things with regard to the balance sheet. The DSOs, if I were to adjust that for the recent acquisition activity that happened inside the quarter, Mark, would it have maybe altered DSOs by a couple of days? I guess that's the first part, and then the second part is, what, where do you, you know, think you can get DSOs back down to? You mentioned the transition in California, so I just want to see where that might reset.

MARK STOLPER: Yes. There's a number of things going on which have increased the, our net receivables on our balance sheet. As you mentioned, we are transitioning, or have transitioned, I should say, fairly recently, our West Coast operations on to the McEssen (sp?) MD-4 platform, which is, now we're a, have a unified billing platform for the entire Company and that has caused essentially a hang-up of charges, which will work themselves out over the coming months. As well as we're, because we're doing acquisitions, we have some credentialing holds for Medicare when we have to apply for new billing numbers for physician groups that we've acquired, so those have, you know, increased our DSOs significantly this quarter. I would expect, over the next two quarters, to see our DSOs go down by as much as 10 to 20 days.

DARREN LEHRICH: Wow. Okay, that's great. And then the other balance sheet item that I thought would be useful just to get an update on is the accounts payable current accruals that was a, you know, source of cash in the quarter. Will that return back to a lower level? Can you just give us a sense for what happened there?

MARK STOLPER: Sure. We did a re-class this quarter, and if you look on our balance sheet from December 2006 and compare that with September 2007, there were a number of things that were in payables in December that we just re-classed into accrued expenses. So, if you look at the aggregate number in December of accounts payable and accrued expenses together, it's about, almost $50 million, it's $49.9 million.

DARREN LEHRICH: Right.

MARK STOLPER: And if you look at this quarter, it's, the two of those together is about $54.8 million, so it hasn't changed all that much, and we're growing, so it was really just a re-class.

DARREN LEHRICH: Okay, that's helpful. And, I think this one last question here and, for Howard, maybe. With all of this activity in the mid-Atlantic, you know, just to throw this out there, it, does it, would it make sense to look at a different kind of structure with all these radiology groups that might be somewhat contiguous, similar to what you have with Beverley (sp?)? I don't know if you're contemplating doing anything like that on a regional basis, but, Howard, if you could just help us think about that as a possible opportunity for you.

DR. HOWARD BERGER: I think that the Beverley model, which works nicely for us in California, is not necessarily transportable elsewhere. What I think you'd have to look at from the bigger picture is the fact that currently the RadNet radiology groups have over 400 radiologists associated with it, and that group could be galvanized into other kinds of operating and potential business activities that could not only benefit RadNet, but benefit the radiologists themselves. And it is something that we have begun some very preliminary discussions on. It doesn't require necessarily that these groups consolidate and that, in fact, may not necessarily be beneficial.

DARREN LEHRICH: Right.

DR. HOWARD BERGER: What would be beneficial is the sharing of the resources and the capabilities amongst these groups to provide other business opportunities and perhaps even improved service and quality of interpretive skills on a national scale.

DARREN LEHRICH: Well that's great. We'll look forward to hearing more about that as you look more into that. Thanks again.

MARK STOLPER: Thanks, Darren.

OPERATOR: And we'll take our next question from Rob Mains, with Morgan Keegan. Please go ahead.

ROB MAINS: Thanks, good morning.

MARK STOLPER: Morning.

ROB MAINS: Could you give us an idea, if we were to look at the Papastavros Group as kind of a stand-alone, how it would compare with RadNet in terms of, you know, procedure mix or whatever would be, you know, type of metrics that you would look at and where it might be going relative to the, sort of, the norm for the Company?

DR. HOWARD BERGER: The Papastavros Imaging is really very similar in terms of its mix and also the modalities that it currently comprises. You know, generally we see about an 80-20 distribution between the routine imaging being 80% and advanced imaging being 20%, and those metrics hold up very nicely here with Papastavros. Papastavros does not currently do digital mammography and that, indeed, is part of our plans to transform them, much like we do in our other core markets, into an all-digital enterprise, and with that should come some other benefits because Papastavros, like most of our other centers that provide the multi-modality composition, has substantial backlogs in mammography that we need to tap into, both for the Company's benefit and also for referring physicians and communities. And it shouldn't be lost that, again, that is our target, to go after multi-modality providers. I think you will see in the upcoming months and quarters that our focus on women's health, and in particular, breast disease will be a major focus of us with perhaps other initiatives that not only will complement the digital mammography, but will help start providing perhaps a more multi-modality and multi-disciplined approach to breast cancer. So, getting back to your original question, though, we see nothing in Papastavros that makes it significantly different in its composition or its structure to the way we operate all of our other core markets.

ROB MAINS: And let me ask it from the other direction then. Obviously, you've known the, this group for a while. What do you think is going on in their mind that, after almost 50 years of being independent, they, you know, they're amenable to an acquisition?

DR. HOWARD BERGER: That's a good question, but I think it's the same answer that we see not only in Delaware but in other parties that approach us. DRA and competition have been a driving factor in creating a very difficult time for most of the small operators, and what we see with many of these operators is that prior to DRA, they were doing reasonably well, and very few of them, I think, had the kind of sophisticated business infrastructure to really manage themselves through these changes. So, in addition to the DRA impact, there's also been a decrease, perhaps, in some of their residual volume from other competitors along with the continued need for capital reinvestment. And I think given some of the operators out there, many of whom I believe operate very similarly in the way they approach their business, they're just not equipped for these challenges, and therefore, as they see RadNet emerge as a strong, viable, competent company, both from the management and from their knowledge of the clinical expertise in running these centers, there is a natural inclination for them to look to an opportunity to liquidate, take some of their practice value off the table, but more importantly, position themselves to be more efficient and effective in the markets that they're operating in.

ROB MAINS: So your comments about, sort of what the competitive environment is like, it sounds like the pressures are being felt by even groups that, of that size?

DR. HOWARD BERGER: I think they may even be felt more by groups that size than others, because after you get past one or two imaging centers, the requirement to build an infrastructure to manage that becomes very important, and we believe that many of these groups of substantial size, and I would call substantial between five and ten centers, have not necessarily been equipped with the skill sets to manage that infrastructure development.

ROB MAINS: Okay, thanks. And then I had just a couple of quick, a number of questions for Mark. First of all, Mark, with the same store numbers that you gave us, do those exclude the year-ago impact of the centers that you've divested?

MARK STOLPER: Yes.

ROB MAINS: Okay. But the non-same store...

MARK STOLPER: And by the way, those centers are very small. Like, the ones in Colorado had very little scan volume.

ROB MAINS: Okay. And, but at the same token, the numbers that were in the press release would include those a year ago?

MARK STOLPER: Correct.

ROB MAINS: Okay. And then, your allowance for doubtful accounts has been trending down as a percentage of revenues. Is that better experienced in current quarters? Or is it, you know, that you over-accrue in your adjusting? Sort of wanted to get an idea of where you think that might be going.

MARK STOLPER: No, I would expect our bad debt expense to slightly trend down over time, not because we're doing anything better or more efficiently in collecting our money, but because, the reason why we had a structural change in our bad debt, which went up substantially when we bought Radiologix is that Radiologix has a book of business where they do the billing and collecting for our physician groups who staff hospitals, and so they do billing and collecting for hospital business which has a significantly higher bad debt expense when compared to the outpatient imaging centers. So as we continue to grow our business, these, that portion of our business that is associated with the hospital billing business, for which we get a management fee, becomes diluted, and so our bad debt should trend down a little bit as that becomes a smaller part of our business; not necessarily because there is a change in the way we're doing billing or collecting, or we're getting better or worse.

ROB MAINS: Okay. That's helpful. Thank you.

OPERATOR: And we'll take our next question from Howard Rosencrans of CGF. Please go ahead.

HOWARD ROSENCRANS: Hi, guys. Congratulations on what looks like a very, very good quarter. I apologize, I was out of the room when you did some of the digital mammography stuff. You were talking about 225,000 scans?

MARK STOLPER: Correct. In Maryland.

HOWARD ROSENCRANS: 225,000 at 40 bucks, so it's about $9 million in gross dollars?

DR. HOWARD BERGER: Well actually, that would be net collected dollars. The gross dollars that we charge could be more than that, but we will, we anticipate collecting 40 to $50, it's actually closer to $50 per exam on the 225,000 plus that we're doing right now. But again, that's only in the State of Maryland.

HOWARD ROSENCRANS: Mm-hmm. Okay, so that gross is to $11 million, and on that 11 million, you're, as I say, I apologize, I was out of the room.

MARK STOLPER: Yes, sure. The, one other thing for your calculation, Howard, is that we have assumed an increase of about 10 to 15% in terms of scan volume. This digital equipment gives us greater throughput, and we have the volumes, we have the backlog to support that throughput. So we've put some modest growth in terms of volume into the equation, where obviously we'd be getting the whole reimbursement, zero of which we're receiving today. So that's how we come up with our $15 million revenue number.

DR. HOWARD BERGER: Which breaks mainly into about 11 million on existing exams and about 4 million of new procedures that the digital mammography equipment will allow us to access.

HOWARD ROSENCRANS: And on the 15 million, I think you suggested you were looking at about half of that flowing?

MARK STOLPER: Yes.

HOWARD ROSENCRANS: Okay. I, it sounds very exciting. Thanks, guys. And what percentage of your whole scan volume is, it's 225,000 in Maryland, and how many scans do you do in sum now? And what percentage is digital now?

MARK STOLPER: We're doing about half a million digital mammos...

DR. HOWARD BERGER: Well, half a million mammograms.

MARK STOLPER: Yes, I'm sorry. We're doing, actually, it's between 500 and 600,000 mammograms per year. We're running on a run rate of about 2.7 to 2.8 million scans on an annualized basis, so that gives you your percentage of the business. And less than, significantly less than half, it's probably less than a quarter right now of our mammography is digital, wouldn't you say?

DR. HOWARD BERGER: (Inaudible) and yes. It'll, after we're done with this initiative here in Maryland, probably close to about 80% of the mammograms we do will be digital, and we would like the rest of the Company's mammography to transition to digital no later than the end of 2008.

HOWARD ROSENCRANS: And, I think you said 10 to $12 million was the incremental not associate, the cap ex not associated with the dig-mam (sp?) in cap ex in '08, that's associated with the Maryland portion? And if you, so, if we, so I sort of can double that or a little bit more and see what the cap ex not associated with it would be in, if you ran out Company-wide?

DR. HOWARD BERGER: I think it would be a little less than double.

HOWARD ROSENCRANS: Okay.

DR. HOWARD BERGER: It wouldn't be double because of the economies that you get in some of our regions where we don't have to duplicate all the equipment like we're duplicating in, like we're initiating in Maryland.

HOWARD ROSENCRANS: Okay. And just a more broad general question. I mean if we were to add back the, sort of EBITDA you talked about from incremental contribution, if you had the extra day and you got the favorable flow of EBITDA margins of, from the acquisitions, et cetera, if, should we just assume there is some sort of steady progression on your EBITDA margin of, I don't know, where do you guys think you can take the EBITDA margin to on the, including, I don't know, maybe you want to talk about it in terms of the old-fashioned primedics (sp?) and radiology, but, or, however you want to talk about, whatever context you want to talk, where do we take the EBITDA margins to over time?

MARK STOLPER: Sure. Well, we're currently running roughly about 20% EBITDA margins, and I would hope, you know, it's my aspiration that over the next, you know, several years we can tick that up to a point where, at some point we're closer to the mid-20s as opposed to the low 20s.

HOWARD ROSENCRANS: Okay. And, approximately what percentage of your centers today would you say are running in that mid-20s range?

MARK STOLPER: Well, you have to realize, when we give you our EBITDA for the Company, that's burdened with a significant amount of corporate expenses, corporate overhead, SG&A.

HOWARD ROSENCRANS: Mm-hmm.

MARK STOLPER: So, predominantly all of our centers except for those that are specializing in doing x-ray and ultrasound, and we have some satellite facilities like that, predominantly all of our centers have standard level EBITDA margins greater than 20%.

HOWARD ROSENCRANS: Right, well, of course. So, I guess I didn't understand your answer in that context.

MARK STOLPER: Well, your question, let me, let me rephrase (inaudible). Your question, your question was, how many of our centers have 20% EBITDA margins?

HOWARD ROSENCRANS: No, no, I, well, okay. I'll take one more shot and then I'll get back in queue. If you were to take it to the center level, where are you today at the center level, per se? And where do you think you can go? And what portion of your centers do you think are at that level?

MARK STOLPER: Well, all of our, again, predominantly all of our centers are above 20%. Most of them are, you know, closer to 30%.

HOWARD ROSENCRANS: Okay. Thank you very much.

MARK STOLPER: Okay.

OPERATOR: Thank you, and then we'll take our final question from Brian Tanquilut with Jefferies & Company.

BRIAN TANQUILUT: Hi. Good morning, guys. Just a, one question. You know, with the acquisition of Papastavros, now you've gone outside your core mid-Atlantic market of Maryland into a contiguous state. So, Howard, I was just wondering, should we expect you to begin looking for other opportunities up the eastern seaboard in the near future? Or, if you can just share your thoughts with us on your expansion plans for other markets in the mid-Atlantic?

DR. HOWARD BERGER: Well, I think the eastern seaboard is a very attractive market for us, given our current presence and given what I see as dynamics that are going on throughout the eastern seaboard that, basically are part of the overall landscape of what's going on in imaging. We will concentrate on opportunistic markets where we can both expand our existing platform and within existing platforms. I think that the market is under heavy pressure for consolidation. I don't believe that this is something that we have to be out there forcing, and I believe that the success and continued success of our strategy here will provide more opportunities for some of the larger operators to see the benefits of being part of a bigger operation. So, if in the future we see more activity on the eastern seaboard than we are on the western, it would not be surprising at all, given demographic issues, density and, I think, the existence of several operators like Papastavros that are being challenged under the current reimbursement and competitive issues.

BRIAN TANQUILUT: All right, thank you.

OPERATOR: Thank you. At this time, that concludes our question and answer session. I'd like to turn the call back over to Dr. Berger for any closing remarks. Please go ahead, sir.

DR. HOWARD BERGER: Well, I want to thank you all again for participating in today's conference call. Again, it's the one-year anniversary of our acquisition of Radiologix. We stand very tall and very proud in what we've accomplished. We are very enthusiastic about the future, and we look forward to the next earnings call where, hopefully between now and then, you will see continued performance and visibility of a company that is dynamic, growing and wonderfully managed. Thank you all.

OPERATOR: Thank you. That concludes today's conference. We appreciate your participation. You may now disconnect.